VPR Brands letter to shareholders

FORT LAUDERDALE, FL--(GLOBE NEWSWIRE– April 24, 2017) - VPR Brands, LP (OTC PINK: VPRB)

Dear Valued Shareholders,

As we look ahead to the remainder of 2017, I wanted to take the time to provide an update on the Company's progress since our last shareholder update letter in November 2016. In July 2016, our Company acquired certain assets and the wholesale business of Vapor Corp. Since the acquisition, we have successfully integrated the wholesale operations and streamlined the administrative sales and support staff to maximize the Company’s bottom line in a manner that we believe supports sustainable long-term growth of the business.

A primary component of the Company’s business strategy is to maximize its exposure and generate positive brand awareness. We are implementing this strategy by maximizing existing relationships and clients, bringing previous clients back into the fold and attending industry trade shows/events to gain new clients. We have conducted a complete overhaul of our web presence and social media. The formation of strategic alliances and partnerships has played a vital role in creating exposure for our brands by rapidly increasing the "number of stores" and number of "websites" for our core products. We believe that these initiatives have created greater demand for our products and acted as a catalyst for future growth in several adjacent markets.

We continue to build our cannabis-based vapor business and our reputation as a high quality vape manufacturer of devices for oils and concentrates. We have executed this with both the development of our premium Honey Stick brand, and our private label endeavors for top extractors in the country. The Company continues to grow this private label segment by working hand in hand with these extractors, and offers vape expertise and design experience to craft top notch white label products for our clients. Several of our white label clients have won awards at cannabis events and ranked in High Times magazines annual vape review.

The Company has acquired several new cannabis customers and created greater brand loyalty with a consistent flow of new, innovative, and proprietary products. The Company strives to drive innovation and critically evaluate its product mix to ensure that it is fresh, unique, and priced competitively. Since the acquisition of Vapor Corp., we have launched approximately a dozen new items and retired several old ones. We believe that this will lead to greater turnover on inventory and increased profit margins, and will allow us to build intangible assets such as brand equity. With this positive progression, we have been able to partner with distributors to produce co-branded Honey Stick products and product catalogs which we expect will increase our brand awareness and sales. We also expect to team up with a premier extraction group to jointly enter the SoCal High Times Cannabis Cup with Gold Nugget Extracts.

We are pleased to have recently announced the release of our web mall site, www.vaporstoredicrect.com, which is a portal to all of our products. This is another means to cross promote our other web properties and eCommerce sites for both wholesale and retail divisions. We have also recently announced the opening of our retail store. Unlike many other companies in this space that have stand-alone retail shops, we built out our corporate headquarters to house our company store and showroom for vendors and the public all under one roof.

We have improved our capital structure by eliminating all outstanding options held by management, which totaled 30,000,000 shares. We have also started to reduce our potential short/long term debt exposure by working with investors to increase capital. We expect that this will all have a positive impact on long-term growth. As a public company, we believe that full transparency is the only way to gain shareholder trust. To that end, we are in the process of uplisting to the OTCQB and have authorized our transfer agent to participate in the OTC Markets group transfer agent verified shares program in an effort to aide current and potential shareholders in their due diligence.

Our formula for success is quite simple – we are building the company and our brands brick by brick, product by product and customer by customer. Over time, we believe that our increased sales efforts and marketing to new and existing customers and our corporate efforts to increase investment, decrease debt and increase cash flow will result in positive growth and added value for our Company and investors.

About VPR Brands LP:

VPR Brands is a technology company; whose assets include issued U.S. and Chinese patents for atomization related products including technology for medical marijuana vaporizers and electronic cigarette products and components. The company is also engaged in product development for the vapor or vaping market, including e-liquids, vaporizers and electronic cigarettes (also known as e-cigarettes) which are devices which deliver nicotine and or cannabis through atomization or vaping, and without smoke and other chemical constituents typically found in traditional products. For more information about VPR Brands, please visit the company on the web at www.vprbrands.com.

Forward-looking statements:
This news release contains statements that involve expectations, plans or intentions, and other factors discussed from time to time in the company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information:

VPR Brands, LP

Kevin Frija CEO

(954) 715-7001

info@vprbrands.com